Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of Helix TCS, Inc. of our report dated March 29, 2019 on our audit of the financial statements of Helix TCS, Inc. as of and for the years ended December 31, 2018 and 2017, and the related statements of operations, stockholders’ equity (deficit) and cash flows, and the reference to us under the caption “Experts.”

/s/ BF Borgers CPA PC

Lakewood, CO

June 25, 2019